Exhibit 10.1

OXBRIDGE RE HOLDINGS LIMITED

Non-Employee DIRECTOR COMPENSATION PROGRAM

(Effective January 9, 2023)

Non-employee members of the board of directors (the “Board”) of Oxbridge Re Holdings Limited. (the “Company”) shall receive cash and equity compensation as set forth in this Non-Employee Director Compensation Program (this “Program”). This Program has been adopted under the Company’s 2021 Omnibus Incentive Plan (the “Equity Plan”). The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”) who is entitled to receive such cash or equity compensation, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company. This Program shall remain in effect until it is revised or rescinded by further action of the Board. This Program may be amended, modified or terminated by the Board at any time in its sole discretion. The terms and conditions of this Program shall supersede any prior cash and/or equity compensation arrangements for service as a member of the Board between the Company and any of its Non-Employee Directors. No Non-Employee Director shall have any rights hereunder, except with respect to equity awards to be automatically granted pursuant to the Program. Capitalized terms not otherwise defined herein shall have the meanings ascribed in the Equity Plan.

1.Cash Compensation.

(a)Annual Retainers. Each Non-Employee Director shall receive an annual cash retainer of $15,000 for service on the Board.

(b)Payment of Retainers. The annual retainers described in Sections 1(a) shall be earned on a quarterly basis based on a calendar quarter and shall be paid by the Company in arrears not later than the fifteenth day following the end of each calendar quarter. In the event a Non-Employee Director does not serve as a Non-Employee Director for an entire calendar quarter, the retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable.

2.Equity Compensation. Non-Employee Directors shall be granted the equity awards described below. The awards described below shall be granted under and shall be subject to the terms and provisions of the Equity Plan, or any other applicable Company equity incentive plan then-maintained by the Company, and shall be granted subject to the execution and delivery of award agreements, in substantially the forms previously approved by the Board. All applicable terms of the Equity Plan apply to this Program as if fully set forth herein, and all grants of share awards hereby are subject in all respects to the terms of the Equity Plan and the applicable award agreement.

(a) Initial Awards. Each Non-Employee Director who is initially elected or appointed to the Board shall be automatically granted a number of restricted ordinary shares of the Company’s under the Equity Plan, or any other applicable Company equity incentive plan then-maintained by the Company, equal to (i) $25,000, divided by (ii) the closing price of the Company’s ordinary shares on the grant date. The awards described in this Section 2(a) shall be referred to as “Initial Awards.” No Non-Employee Director shall be granted more than one Initial Award.

(b)Subsequent Awards for All Non-Employee Directors. A Non-Employee Director who is serving on the Board as of the first trading day of January of each calendar year, and has been serving as a Non-Employee Director for at least three months as of such date, shall be automatically granted a number of restricted ordinary shares of the Company’s under the Equity Plan, or any other applicable Company equity incentive plan then-maintained by the Company, equal to (A) $25,000 divided by (ii) the closing price of the Company’s ordinary shares on the grant date. Such grant shall represent equity compensation for the calendar year in which the grant is made. The awards described in this Section 2(b) shall be referred to as “Subsequent Awards.”

(c)Termination of Employment of Employee Directors. Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their employment with the Company and any parent or subsidiary of the Company and remain on the Board will not receive an Initial Award pursuant to Section 2(a) above, but to the extent that they are otherwise entitled, will receive, after termination from employment with the Company and any parent or subsidiary of the Company, Subsequent Awards as described in Section 2(b) above.

(d)Vesting of Awards Granted to Non-Employee Directors. Each Initial Award and Subsequent Award shall vest and become exercisable as follows: one-half the shares subject to the award shall vest on the 180th day after the grant date, and one-half of the shares subject to the award shall vest on the first anniversary of the grant date. Unvested awards shall become fully vested upon a Change of Control.

3.Compensation Limits. Notwithstanding anything to the contrary in this Program, all compensation payable under this Program will be subject to any limits on the maximum amount of Non-Employee Director compensation set forth in the Equity Plan, as in effect from time to time.

4.Reimbursements. The Company shall reimburse each Non-Employee Director for all reasonable, documented, out-of-pocket travel and other business expenses incurred by such Non-Employee Director in the performance of his or her duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as in effect from time to time.

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